

Zenta Group Company Limited

(Nasdaq Ticker Symbol: ZGM)

Corporate Presentation
August 2025

Zenta | 道元集團 Zenta Group

Issuer Free Writing Prospectus dated AUG 25, 2025
Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated AUG 7, 2025
Registration Statement No.333-284140

Free Writing Prospectus Statements

Zenta | 道 元 集 團 Zenta Group

This free writing prospectus ("FWP") relates to the proposed initial public offering of ordinary shares of Zenta Group Company Limited (the "Company"), which are being registered on the registration statement, as amended (File No.: 333-284140) filed on August 7, 2025 (the "Registration Statement") and should be read together with the preliminary prospectus included in the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/2011458/000164117225022539/formf-1a.htm

The Registration Statement has not yet become effective. Before you invest, you should read the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact either Cathay Securities, Inc. or the Company via the details below.

Cathay Securities, Inc.
email: service@cathaysecurities.com
Tel: +1 (855) 939-3888

40 Wall Street, Suite 3600, New York, NY 10005

Zenta Group Company Limitd
email: contact@zenta.mo

Avenida do Infante D. Henrique, No. 47-53A, Macau Square, 13th Floor, Unit M, Macau

Disclaimer and Forward Looking Statement

This FWP includes statements that are, or may be deemed, "forward-looking statements". In some cases these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects, ""plans,"" intends," "may," "could," "might," "will," "should," "approximately," "potential," or in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations on our goals and strategies; our future business development, financial condition and results of operations; expected changes in our revenues, costs or expenditures; our expectations regarding demand for and market acceptance of our services; competition in our industry; and government policies and regulations relating to our industry as stated herein.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in the Registration Statement. In addition, even if our results of operations, financial conditions and liquidity, and the development of the industries in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward-looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update or revise publicly any of the forward-looking statements after the date hereof to conform the statements to actual results or changed expectations except as required by applicable law.

This investor presentation provides basic information about the Zenta Group and the offering. Because it is only a summary, this document does not cover all the information that should be considered before investing. You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our businesses and any forward-looking statements.

Please see offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss.

Offering Summary

Zenta 道元集團 Zenta Group

Issuer	Zenta Group Company Limited
Listing/Ticker	NASDAQ Capital Market/ZGM
Offering Type	Initial Public Offering
Shares Offered	1,500,000 Ordinary Shares
Over-Allotment Option	225,000 Ordinary Shares(15% of base offering)
Price Range	US$4.00 – US$5.00 per share
Use Of Proceeds	20% for growing business in Macau, Hong Kong and South East Asia 40% for developing fintech business 10% for brand development and team expansion 30% for working capital and other general corporate purposes
Lock-up	Six months after the effective date of the Registration Statement (for all of our directors, officers and owners of 5% or more of our Ordinary Shares)
Underwriter	Cathay Securities, Inc.

Please see offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss.

Company Overview


NG WAI IAN
SOU WENG SENG
70%
30%
Ione Enterprise Service Company Limited (Macau)
NG WAI IAN
100%
Joa Investment Company Limited (BVI)
NG WAI IAN
80%
20%
50%
50%
NG WAI IAN
Other Shareholders
Ione Group Company Limited (Macau SAR)
Joa International Investment Company (Macau) Limited (Macau SAR)
Public Shareholders
10.22%/8.9%*
30.64%/26.67%*
53.04%/46.17%*
6.10%/5.31%*
0%/12.95%*
Zenta Group Company Limited (Cayman Islands)
100%
Zenta Macau (Macau SAR)
100%
100%
100%
Lason Investment (Macau SAR)
Lason Management (Macau SAR)
Lapis Financial Technology (Macau SAR)

**Before/After this offering, assuming no exercise of over-allotment option.*

Company Overview

We are a professional services provider in Macau that engages in the provision of industrial park consultation services, business investment consultation services, and sales of fintech products and services.

3 Main Business Sectors

- Industrial Park Consultation
- Business Investment Consultation
- Fintech Products and Services

Zenta 道元集團 Zenta Group

M&A market in China

With reference to 2024 China M&A Review and Outlook published by PwC, China, it shows the deal value of China's M&A market quickly grew from RMB1,815.8 billion (US$252.9 billion) in 2013 to RMB5,103.5 billion (US$710.8 billion) in 2020. In 2024, the deal value declined by 16% to RMB1,988.1 billion (US$276.9 billion), compared to 2023.

Total deal value in China from 2013 - 2024, RMB bil


6000
4000
2000
0
1815.8
2821
4616.7
5135.1
4572.9
4584.4
3931.8
5103.5
4146.5
3311.4
2374.4
1988.1
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024

Sources: PwC China, Migo

Please see offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss.

Zenta 道元集團 Zenta Group

Industrial park in China

China's industrial parks have played a significant role in driving China's economic development, the growth of the industrial sector and, more broadly, its internationalization. Over the last four decades, China's industrial park development has evolved through various development stages, ranging from an experimentation and exploration period, to today's reform and innovation period. They have significantly contributed to China's remarkable economic and social transformation, rapid technological development and scientific innovation.

Numbers of the National Industry Development Zones in China 2024


232
178
174
19
22
22
Economic and Technological Zone
High-tech Zone
Customs Supervision Area
State-Level New Area
Free Trade Zone
Pilot areas

Numbers of the National Economic and Technological Development Zone in China 2024


Jiangsu 29
Zhejiang 23
Shandong 16
Anhui 13
Fujian 10
Jiangxi 10
Sichuan 10
Hubei 9
Liaoning 9
Guangdong 7
0 5 10 15 20 25 30 35

Source: China Ministry of Industry and Information Technology, Migo

Zenta 道元集團 Zenta Group

Fintech market in Asia-Pacific

According to the World Bank's Global Findex Database 2021 report, a striking 80% of Chinese adults made a digital merchant payment in the same year. China is almost a cashless society, with US$434 trillion being China's annual volume of electronic transactions and over 80% of daily consumption transactions being conducted via mobile platforms, as per a report from Chinese card payment company UnionPay. The overwhelming use of digital payment definitely creates huge amount of big data. It will further drive the fast development and demand of fintech services.


The Asia-Pacific Fintech Market size
350
300
250
200
150
100
50
0
BIL(US$)
147.69
310.9
2024
Year
2029

Source: Mordor Intelligence research report in 2024

Competitive Strengths

Zenta | 道 元 集 團 Zenta Group

Reputable branding
Since our establishment in 2019, we have completed multiple consulting projects, such as providing industrial park consulting services to assist clients in project cooperation and application proposals.

Strong local resource network
Our CEO, Mr. Ng Wai Ian, founded the Macau International Investment Association in 2014. Over the past 10 years, we have established partnerships with Macau businesses as well as the local government, allowing us to better understand the local market demands and trends.

Domestic and international investment capabilities
Leveraging specialized investment experience, professional in-house capabilities and knowledge of local and international market investment opportunities through our own networking, we provide one-stop business investment consulting services to diverse clients, both local and international.

Possessing a professional team with innovative spirit and capabilities
We believe that our culture of innovation and collaboration is a significant driving force in our growth, led by our founders and management team. Our management team brings extensive experience from various fields, including artificial intelligence, strategic consulting and investment management.

Growth Strategies

Zenta 道元集團 Zenta Group

Increasing resources to further develop our fintech business

We believe that fintech products, with potential integration with AI, will offer us a large and promising development opportunity in terms of demand and market potential. By integrating consulting services with fintech services, we can differentiate ourselves from competitors and establish a higher brand value in the industry.

Further strengthen our industrial park and business investment consultation businesses through recruitment and team expansion

We plan to continue focusing on our industrial park and business investment consultation businesses in Macau. We believe that a strong team composed of experienced employees with the appropriate industry knowledge and good client connections is essential for sustained success.

Expand our market position in other international markets, particularly in Southeast Asian countries

We plan to further deepen our presence in the Macau and Hong Kong markets while simultaneously establishing and expanding our market position in international markets, particularly in Southeast Asian countries.

Continue building on our brand

We have an established brand in industrial park consultation services through our completed projects, as well as through attending various global or regional forums. We plan to strengthen our marketing and public relations activities.

Financial Highlights

Zenta | 道 元 集 團 Zenta Group

Revenue by business sectors (US$), FY 2023 and FY 2024


2023[1]
69,083
794,145
Consultation
Fintech Services
Others


2024[2]
86,770
512,046
1,432,039
Consultation
Fintech Services
Others

Note:
1. For the fiscal year ended September 30, 2023.
2. For the fiscal year ended September 30, 2024.

Financial Highlights

Zenta 道元集團 Zenta Group

Revenue by business sectors (US$), for the six months ended March 31, 2024 and 2025


March 2024[1]
52,367
127,903
154,730
Consultation
Fintech Services
Others


March 2025[2]
33,988
64,294
1,827,726
Consultation
Fintech Services
Others

Note:

1. For the six months ended March 31, 2024.
2. For the six months ended March 31, 2025.

Financial Highlights

Zenta | 道 元 集 團 Zenta Group

Revenue and net income, FY 2023 and FY 2024

Our revenues were US$2,030,855 and US$863,228 for the years ended September 30, 2024 and 2023, respectively. Net income increased from US$419,558 for the year ended September 30, 2023 to US$798,716 for the year ended September 30, 2024. This marked improvement in net income underscores the successful growth in our revenue streams, especially from fintech services and investment brokerage activities, and highlights our enhanced strategic focus and business development efforts.



Net Income (US$)
900,000
800,000
700,000
600,000
500,000
400,000
300,000
200,000
100,000
-
419,558
798,716
2023
2024

Note: For the fiscal years ended September 30, 2023 and 2024, respectively.

Revenue and net income, for the six months ended March 31, 2024 and 2025

Total revenues increased significantly by 474.9% from US$335,000 for the six months ended March 31, 2024 to US$1,926,008 for the six months ended March 31, 2025. This increase was principally attributed to a substantial rise in our fintech services fees and project research fees, partially offset by the decline in investment brokerage fees. As a result, we turned net loss of US$157,825 for the six months ended March 31, 2024 to net income of US$789,391 for the six months ended March 31, 2025.


Net Income (US$)
800,000
600,000
400,000
200,000
0
(200,000)
Mar 2024
(157,825)
Mar 2025
789,391

Note: For the six months ended March 31, 2024 and 2025, respectively.

Please see offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss.

Meet Our Team



CEO, and Chairman of the board

Mr. Ng Wai Ian, founder of our company.

He is the Chairman of the board and Chief Executive Director of the Company. He has **17** years of experience in business management and technology investment. He founded the Macau International Investment Association in 2014.

Prior to founding the company, he worked as IT Specialist in Luso International Banking Ltd., Macau from **2003 to 2005**, and in Wynn Resorts (Macau) S.A. from **2005 to 2008**. After that, he founded UO Electronic Information Limited and took the post of General Manager from **2008 to 2012**. Then Mr. Ng founded China Oriental (International) Limited and took the post of Chairman from **2013 to 2023**. In 2019 Mr. Ng founded Zenta Group Company Limited, Macau. Mr. Ng graduated from Jinan University in 2003 with bachelor degree, majoring in Electronic and Information Engineering.

Meet Our Team

Sou Weng Seng, Charles

Mr. Sou Weng Seng

co-founder and COO

more than 10 years of experience in industrial park industry

Ieong Fong Hang, Benson

Mr. Ieong Fong Hang

Chief Financial Officer

more than 20 years of experience in banking sector

Ng Chak Keung, Charles

Mr. Charles Ng Chak Keung

Independent Director (Nominee)

an entrepreneur, tech investor and community leader

Sit Ying Wah, Edward

Mr. Edward Sit Ying Wah

Independent Director (Nominee)

more than 13 years of experience in financial sector

Ng Ka Man, Kam

Mr. Ng Ka Man

Independent Director (Nominee)

more than 13 years of experience in law industry

Please see offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss.


Zenta Group Company Limited
Corporate Presentation
THANK YOU

Zenta | 道元集團 Zenta Group

Cathay Securities, Inc.
email: service@cathaysecurities.com
Tel: +1 (855) 939-3888

40 Wall Street, Suite 3600, New York, NY 10005

Zenta Group Company Limitd
email: contact@zenta.mo

Avenida do Infante D. Henrique, No. 47-53A, Macau Square,
13th Floor, Unit M,
Macau